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                                                                       EXHIBIT 5

                [LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
           4365 Executive Drive, Suite 1100, San Diego, CA 92121-2189
           Phone: 858-677-1400    Fax: 858-677-1477  www.graycary.com

August 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for P.F. Chang's China Bistro, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,800,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the P.F. Chang's China Bistro 1998 Stock Option Plan and the P.F. Chang's China Bistro 1997 Nonstatutory Stock Option Plan (collectively the "Plans").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware Corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 1,800,000 shares of Common Stock which may be issued upon the exercise of options granted and restricted stock awarded pursuant to the Plans are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,


GRAY CARY WARE & FREIDENRICH LLP